Exhibit 99.1
Press Release

China Biopharma Closes $3 Million Financing to Fuel Growth Strategies

PRINCETON, NJ - December 14, 2006 - China Biopharma, Inc. (“the “Company”) (OTCBB: CBPC), a biopharmaceutical company focused on developing and distributing human vaccine products in China, announced today that it has completed a $3 million secured convertible debt financing. In connection with the financing, the Company also issued to the investors Class A and Class B warrants to purchase an aggregate of 12 million shares of the Company’s common stock at an exercise price of $0.30 and $0.40 per share, respectively. The Company intends to use net proceeds of the financing for product development, market expansion, general corporate and working capital purposes. Details of the financing can be found in the Company’s Form 8-K to be filed at http://www.sec.gov.

Chairman and CEO of China Biopharma, Inc., Peter Wang, stated, "China Biopharma has the research and development capacity, and the distribution relationships in China, to bring new technologies to market. This financing will be used toward building a pipeline of vaccine therapies that can improve upon existing vaccines, such as seasonal influenza. We also intend to focus on largely unmet needs in the Chinese vaccine marketplace, including the development of a cancer vaccine. We are very excited to move forward with our expansion strategies throughout next year.”

About China Biopharma Inc.

China Biopharma, Inc. is a fast-growing biopharmaceutical company based in China. The Company develops and distributes human vaccine products throughout the world's most populated country, China. Products include human vaccines against influenza, hemorrhagic fever, and Japanese Encephalitis. Leveraging its investment and ownership of local Chinese biopharmaceutical companies, and partnerships with international vaccine providers, China Biopharma is building a highly-competitive platform for growth in China as well as new markets, including the U.S. and Europe. For more information, visit its website at http://www.chinabiopharma.com.cn.

Safe Harbor Statement

Some of the statements made in this press release discuss future events and developments, including the Company's future business strategy and its ability to generate revenue, income and cash flow, and should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements can generally be identified by words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," and similar expressions. These statements involve a high degree of risk and uncertainty that exists in the Company's operations and business environment and are subject to change based on various factors that could cause actual Company results, performance, plans, goals and objectives to differ materially from those contemplated or implied in these forward-looking statements. Actual results may be different from anticipated results for a number of reasons, including the Company's new and uncertain business model, uncertainty regarding acceptance of the Company's products and services and the Company's limited operating history.

CONTACT:
At the Company:
George Ji
China Biopharma, Inc.
Tel: +1 (609) 651-8588
ir@chinabiopharma.net
http://www.chinabiopharma.com.cn

Investor Relations:
OTC Financial Network
Peter Clark
Tel: +1 (781) 444-6100x629
peter@otcfn.com